Exhibit 5.1

Our ref         JWT/646943-000001/68096881v2

GLOBALFOUNDRIES Inc. PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands

19 October 2021

GLOBALFOUNDRIES Inc.

We have acted as counsel as to Cayman Islands law to GLOBALFOUNDRIES Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”), in connection with the initial public offering of an aggregate of 33,000,000 ordinary shares of US$0.02 par value each (the “Ordinary Shares”) in the capital of the Company, and the sale by the Selling Shareholders (as defined below) of 22,000,000 Ordinary Shares (and up to an additional 8,250,000 Ordinary Shares to cover the underwriters’ option to purchase additional shares, if exercised). Such offering is being underwritten pursuant to an underwriting agreement (the “Underwriting Agreement”) among the Company, the selling shareholders named in Schedule I to the Underwriting Agreement, Morgan Stanley & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named in Schedule II thereto (collectively, the “Underwriters”). The Ordinary Shares to be issued by the Company are referred to as the “Offered Shares” and the Ordinary Shares to be sold by the Selling Shareholders are referred to as the “Sale Shares”, and together with the Offered Shares, the “Shares”.

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1

The certificate of incorporation dated 7 October 2008, the certificate of incorporation on change of name dated 4 March 2009 and the amended and restated memorandum and articles of association of the Company as adopted on 17 March 2015 and amended by special resolution dated 12 September 2021 (the “Memorandum and Articles”).

1.2

The minutes (the “Minutes”) of the meeting (the “Meeting”) of the board of directors of the Company held on 1 October 2021 and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.4	A certificate from a director of the Company, a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5	The Registration Statement.

1.6	A draft of the Underwriting Agreement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1

The Underwriting Agreement has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2

The Underwriting Agreement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3

The choice of the Relevant Law as the governing law of the Underwriting Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4

Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.5	All signatures, initials and seals are genuine.

2.6	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

2.7

There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Underwriting Agreement or the Registration Statement.

2.8

No monies paid to or for the account of any party under the Underwriting Agreement or any property received or disposed of by any party to the Underwriting Agreement in each case in connection with the Underwriting Agreement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.9	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2

Based solely on our inspection of the register of members of the Company as at 18 October 2021, the Selling Shareholders have valid title to the Sale Shares and the Sale Shares have been duly authorised, legally issued and are fully paid and non-assessable and there are no entries or notations indicating any third party interests, including any security interest as at the date hereof.

3.3

The Offered Shares to be offered and issued by the Company as contemplated by the Registration Statement and the Underwriting Agreement have been duly authorised for issue, and when issued and paid for in the manner described in the Underwriting Agreement and the Registration Statement and in accordance with the resolutions adopted by the board of directors of the Company, such Offered Shares will be legally issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4

The authorised share capital of the Company is US$30,000,000 divided into (i) 1,300,000,000 Ordinary Shares of a nominal or par value of US$0.02 each, and (ii) 200,000,000 Preferred Shares of a nominal or par value of US$0.02 each.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1

To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

4.4

In this opinion letter, the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Legal Matters” and “Differences in Corporate Law” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of the Shares pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP

GLOBALFOUNDRIES Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

19 October 2021

To:	Maples and Calder (Cayman) LLP

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

Dear Sirs

GLOBALFOUNDRIES Inc. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2

The Minutes are a true and correct record of the proceedings of the Meeting, which was duly convened and held, and at which a quorum was present throughout, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Minutes were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

4

The directors of the Company as at the date of the Minutes and at the date of this certificate were and are as follows: Ahmed Yahia Al Idrissi, Thomas Caulfield, Ahmed Saeed Al Calily, Tim Breen, Glenda Dorchak, Martin L. Edelman, David Kerko, Jack Lazar, Elissa E. Murphy and Carlos Obeid.

5

The authorised share capital of the Company is US$30,000,000 divided into (i) 1,300,000,000 Ordinary Shares of a nominal or par value of US$0.02 each, and (ii) 200,000,000 Preferred Shares of a nominal or par value of US$0.02 each.

6	The Company will receive money or money’s worth in consideration for the issue of the Offered Shares, and none of the Offered Shares were or will be issued for less than their par value.

7	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

8	The Underwriting Agreement will be duly executed and unconditionally delivered by an Authorized Officer (as defined in the Minutes) for and on behalf of the Company.

9

Prior to, at the time of, and immediately following the execution of the Underwriting Agreement, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Underwriting Agreement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

10

Each director of the Company considers the transactions contemplated by the Underwriting Agreement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

12	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Tim Breen
Name:	Tim Breen
Title:	Director